--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                              HMI INDUSTRIES INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              HMI INDUSTRIES INC.
                            GENESIS OFFICE BUILDING
                              6000 LOMBARDO CENTER
                            SEVEN HILLS, OHIO 44131
                                 (216) 986-8008

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 25, 2002
                            ------------------------

To the stockholders of

                              HMI INDUSTRIES INC.

     Notice is hereby given that the Annual Meeting of Stockholders of HMI INDUSTRIES INC. (the "Company") will be held on Thursday, April 25, 2002, at 10:00 A.M., Eastern Daylight time, at the Genesis Office Building, 6000 Lombardo Center, Seven Hills, Ohio, 44131 for the following purposes:

          1. To elect six directors to hold office for the term expiring in 2003.

          2. To ratify the selection by the Board of Directors of the firm of PricewaterhouseCoopers LLP as auditors of the Company for the year ending September 30, 2002.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 21, 2002 are entitled to receive notice of and to vote at the Annual Meeting.

     You are invited to attend the meeting and vote. Whether or not you attend the meeting in person, you are requested to sign and date the enclosed proxy card, and mail it to the Company in the enclosed envelope. If you attend the meeting in person, you may withdraw your proxy and vote in person if you so desire.

                                            By Order of the Board of Directors

                                            /s/ John S. Meany, Jr.
                                            John S. Meany, Jr.
                                            Secretary

March 27, 2002

                            YOUR VOTE IS IMPORTANT.
                PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY.

                              HMI INDUSTRIES INC.
                            GENESIS OFFICE BUILDING
                              6000 LOMBARDO CENTER
                            SEVEN HILLS, OHIO 44131
                                 (216) 986-8008
                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 25, 2002
                            ------------------------

                                 VOTING RIGHTS

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of HMI Industries Inc. (the "Company") of proxies in accompanying form, both of which are first being mailed to stockholders on approximately March 27, 2002. The record date for the meeting is March 21, 2002. At that date there were 6,707,832 shares of Common Stock issued and outstanding. Each share entitles the holder to one vote on each matter to come before the meeting. The presence in person or by proxy of a majority of the Common Stock issued and outstanding is necessary for a quorum at any meeting of shareholders. Stockholders granting a proxy to vote on one issue but abstaining or withholding authority to vote as to the other issue will be counted for purposes of determining a quorum. Broker "non-votes" will be counted as present for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on that particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     Provided a quorum is present, a plurality of votes duly cast will be sufficient to elect directors. Votes that are withheld and broker "non-votes" will have no effect on the balloting for directors. The affirmative vote of a majority of votes cast will be required to ratify the selection of PricewaterhouseCoopers as auditors of the Company. Broker "non-votes" will not be counted in the balloting for auditors, and an abstention will have the same effect as a vote against the auditors.

     A stockholder giving a proxy may revoke the proxy by notice in writing or in person to the Secretary of the Company before it is exercised. All proxies given and not revoked will be voted at the meeting. If the stockholder has indicated a choice on the proxy with respect to any matters to be voted upon, the shares will be voted as specified. If no choice is specified, the shares will be voted for the nominees for election to the Board of Directors and for the ratification of PricewaterhouseCoopers as auditors of the Company. In the event of the death, disqualification, or inability of any of the director nominees to serve, the shares will be voted for the election of such other person as the Board of Directors may recommend in place of such nominee. The Board of Directors has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.

                             ELECTION OF DIRECTORS

     In February 2002 the Company restructured its Board of Directors in response to certain proposals made by Kirk W. Foley, a former Chief Executive Officer of the Company, in a Schedule 13D filing with the Securities and Exchange Commission on October 19, 2001. Under the terms of a settlement agreement (the "Settlement Agreement") with Mr. Foley, the Company eliminated the classified Board by providing for the annual election of all directors, reduced the size of the Board and elected Mr. Foley to the Board. In connection with this restructuring, Robert J. Abrahams, John S. Meany, Jr., Barry L. Needler and Carl H. Young III resigned from the Board of Directors. Three other Board members whose terms did not expire until after the 2002 annual meeting of stockholders agreed to end their terms as director effective with this annual meeting of stockholders and to stand for reelection. The Board was reduced to six members consisting of Thomas N. Davidson, Kirk W. Foley, James R. Malone, John A. Pryor, Murray Walker and Ivan Winfield. The Company further agreed that each of these directors would be a nominee for election at the 2002 annual meeting of stockholders.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

     The following information is presented regarding the nominees for election as director:

     Thomas N. Davidson, age 62, became a director in 2000. He has served as Chairman of NuTech Precision Metals, a manufacturer of reactor tubes for nuclear power plants, since 1989, and as Chairman of the Quarry Hill Group, a venture capital firm and personal investment holding company, since 1990. He is a director of Derlan Industries, Ltd., MDC Corp., Inc., TLC Laser Eye Centers Inc. and CMA Holding, Incorporated.

     Kirk W. Foley, age 59, became a director in 2002. Mr. Foley is the Chairman and Chief Executive Officer of Tube Fab Ltd., a company that shapes, bends and machines metal tubing. He has served in that capacity since 1997. From 1989 to 1997 Mr. Foley served as Chairman or President and as Chief Executive Officer of the Company. He also served as a director of the Company from 1988 to 1997.

     James R. Malone, age 59, became a director in 1996. Mr. Malone was elected Chairman of the Board of Directors of the Company in 1996, and was elected as Chief Executive Officer in 1997. Mr. Malone is also a managing director and founding partner of Bridge Associates LLC, a financial and business restructuring and consulting firm, and has been associated with Bridge since its founding in 2000. Mr. Malone also served as Chairman of the Board and Chief Executive Officer of Bliss Manufacturing Company (renamed Bliss Technologies Inc. after its sale in 1998), a former subsidiary of the Company, from 1997 until March 1998. He served as Chairman of the Board of Bliss Technologies Inc. from March 1998 until February 1999. In January 2000 Bliss Technologies Inc. filed a petition in the United States Bankruptcy Court in Detroit, Michigan under Chapter 11 of the Bankruptcy Act. Mr. Malone is a director of AmSouth Bancorporation and Ametek Inc.

     John A. Pryor, age 59, became a director in 2001. He has served as President and Chief Operating Officer of the Company since September 2001. From 1996 to 2000 he was President and Chief Executive Officer of Valley Innovative Services, a food services management company. From 1992 to 2001, he was President of Pryor and Associates, which provides consulting services to the food service industry.

     Murray Walker, age 52, became a director in 1998. He has been President of Isetan Management Ltd., a private investment company, since 1988. He has been Chairman of Simcoe Coach Lines Ltd., a school and charter bus service company, since 2001, and served as President of Simcoe from 1989 to 2001.

     Ivan Winfield, age 67, became a director in 1995. He is an independent business and financial consultant, and since 1995 also has been an Associate Professor at Baldwin-Wallace College in Berea, Ohio. Mr. Winfield was a partner of Coopers & Lybrand, a predecessor firm to PricewaterhouseCoopers (the Company's auditors) from 1970 to 1994. Mr. Winfield is a director of Boykin Lodging Company, Office Max, Inc. and Rainbow Rentals, Inc.

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

RECOMMENDATION AND VOTE REQUIRED

     The Board of Directors of the Company, on the recommendation of its Audit Committee, has selected PricewaterhouseCoopers LLP, independent certified public accountants, to audit the accounts of the Company for the year ended September 30, 2002. PricewaterhouseCoopers, which has no other relationship to the Company, served as the Company's auditors in 2001. It is intended that the shares represented by proxies in the accompanying form will be voted for the ratification of the selection of PricewaterhouseCoopers unless otherwise specified in the space provided on the proxy. A representative of PricewaterhouseCoopers is expected attend this meeting with the opportunity to make a statement and to respond to appropriate questions from stockholders.

FEES BILLED FOR 2001 BY PRICEWATERHOUSECOOPERS

     PricewaterhouseCoopers LLP billed the Company for the following services in 2001. The Audit Committee has determined that the provision of the non-audit services to the Company specified below is compatible with maintaining the independence of PricewaterhouseCoopers.

     Audit Fees: The Company was billed $139,500 for professional services related to the audit of the annual financial statements for the 2001 fiscal year and the reviews of the Company's quarterly reports on Form 10-Q for the 2001 fiscal year.

     Financial Information Systems Design and Implementation: The Company did not engage PricewaterhouseCoopers to provide advice or services regarding financial information systems design and implementation during the 2001 fiscal year.

     All Other Fees: Fees billed by PricewaterhouseCoopers for all non-audit services in fiscal 2001 totalled $452,534. These fees related to domestic and foreign tax planning and assistance with the preparation of tax returns; audit and tax services related to the Company's employee benefit plans; advice and assistance with the examination of prior tax years by government authorities; and assistance, advice and review of a proposed growth opportunity.

             COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held five meetings during 2001. During 2001 the Board had a standing Audit Committee, Compensation Committee and Executive/Nominating Committee. Each director attended at least 75% of the meetings of the Board and those committees on which the director served.

BOARD COMMITTEES

     The Audit Committee in 2001 was composed of John S. Meany, Jr. (Chairman), Murray Walker and Ivan Winfield. This committee held three meetings in 2001. The function of the Audit Committee is to evaluate the performance of the independent auditors and to recommend to the Board of Directors the engagement of the independent auditors; to review with the independent auditors the plan and scope of the audit and the related audit fees; to review the audit report with the independent auditors and the Company's financial management; to review the financial statements and the scope and results of the independent auditors' examinations and report such matters to the Board of Directors; to review the adequacy of the Company's internal controls; and to perform such other duties as may be required by the Board of Directors. The Audit Committee operated under a written charter adopted by the Board of Directors. A copy of this charter was published in the proxy statement issued for the 2001 Annual Meeting of Stockholders held on March 8, 2001. The Company follows the independent director requirements of the Nasdaq Stock Market listing standards. Under this definition, Murray Walker and Ivan Winfield were independent; John Meany was not independent because of his relationship to the Company. See the section entitled "Related Transactions" below. The Board of Directors approved

John Meany as a non-independent member of the Audit Committee because the Board believes it is in the best interests of the shareholders due to his educational and professional background and experience and his knowledge of the Company and its history.

     The Compensation Committee in 2001 was composed of Robert J. Abrahams (Chairman), Thomas N. Davidson and John S. Meany, Jr. The Compensation Committee considers matters relating to the compensation of senior officers of the Company, the employee benefit plans of the Company, including the 1992 Omnibus Long-Term Compensation Plan, and such other matters as may be referred to it by the Board of Directors. The Compensation Committee held two meetings in 2001.

     The Executive/Nominating Committee in 2001 was composed of James R. Malone (Chairman), Barry L. Needler and Ivan Winfield. The Executive/Nominating Committee is authorized to exercise, between meetings of the Board of Directors, the powers of the Board of Directors in the management of business and affairs of the Company, except for those powers reserved by law or resolution to the Board of Directors. The Executive/Nominating Committee also recommends candidates to fill vacancies on the Board of Directors and considers such other matters as may be referred to it by the Board of Directors. The Executive/Nominating Committee does not consider nominees recommended by security holders. The Executive/Nominating Committee held one meeting in 2001.

     Under the terms of the Settlement Agreement the Company agreed to nominate new members to the Board committees and to establish a separate Nominating Committee. Accordingly, the Board elected the following persons to serve on the Board committees effective February 14, 2002 and until the annual meeting of the Board following the 2003 annual meeting of stockholders: Messrs. Foley, Malone and Pryor to serve as members of the Executive Committee; Messrs. Davidson, Walker and Winfield to serve as members of the Audit Committee; Messrs. Davidson, Foley and Winfield to serve as members of the Compensation Committee; and Messrs. Foley, Malone and Walker to serve as members of the Nominating Committee.

COMPENSATION

     A director who is an employee of the Company is not separately compensated for service as a director. Each non-employee director receives a retainer of $20,000 per year, payable quarterly. Each non-employee director also receives $1,000 per meeting for each committee meeting attended and for each Special Board of Directors meeting attended.

     Pursuant to the Company's Omnibus Long-Term Compensation Plan, on the first business day of each calendar year each non-employee director automatically receives an option to purchase 6,000 shares of Common Stock of the Company (as adjusted for stock splits).

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee has reviewed and discussed the audited financial statements with management; has discussed with PricewaterhouseCoopers LLP, the Company's independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61; has received and reviewed the written disclosures and letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, and has discussed with PricewaterhouseCoopers its independence from management and the Company. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2001 for filing with the Securities and Exchange Commission.

                                            For the Audit Committee

                                            John S. Meany, Jr. (Chairman)
                                            Murray Walker
                                            Ivan Winfield

                               SECURITY OWNERSHIP

STOCKHOLDERS VOTING AGREEMENT

     Several shareholders, including one current and one former member of the Board of Directors, have entered into a Stockholders Voting Agreement with Mr. Foley, pursuant to which Mr. Foley has been given an irrevocable proxy to vote their shares on all matters submitted to the Company's stockholders for vote, including any vote relating to a sale or merger of the Company or the purchase or sale of assets by the Company (the "Stockholders' Agreement"). The Stockholders' Agreement also restricts the ability of the participating shareholders from selling or transferring their shares other than in accordance with the Agreement. The Agreement is valid until October 19, 2004, unless terminated sooner in accordance with the terms of the Agreement.

     Under the Settlement Agreement Mr. Foley agreed to vote all of the shares that he beneficially owns, including all of the shares under the Stockholders' Agreement, in favor of the nominees for election to the Board and to refrain from certain activities designed to exercise control over the Board or the business of the Company. This provision is in effect until the 2003 annual stockholders meeting.

PRINCIPAL OWNERS OF VOTING SECURITIES

     The following table sets forth the names and share ownership as of March 21, 2002 of those persons who, to the knowledge of the Company, are the beneficial owners of more than 5% of the Company's outstanding Common Stock based upon information furnished to the Company by such person. Each beneficial owner has sole power to vote and dispose of the shares indicated, except as otherwise stated.

                                                   AMOUNT &
NAME AND ADDRESS OF                               NATURE OF
BENEFICIAL OWNERS                                 BENEFICIAL       PERCENT OF
AS OF MARCH 21, 2002                              OWNERSHIP       COMMON STOCK
--------------------                              ----------      ------------
Barry L. Needler                                  1,864,500(1)(2)    27.78%
P.O. Box 2463, Station B
Richmond Hill, Ontario L4E 1A5
Steeplechase Corp.(3)                             1,709,250          25.48%
P.O. Box 2463, Station B
Richmond Hill, Ontario L4E 1A5
Kirk W. Foley                                     3,126,804(4)       46.61%
2045 Lakeshore Blvd., #3507
Toronto, Ontario M8V 2Z6
Amherst Tanti U.S. Inc.(5)                          520,148           7.75%
2045 Lakeshore Blvd., #3507
Toronto, Ontario M8V 2Z6
James R. Malone                                     559,147(6)        7.98%
HMI Industries Inc.
6000 Lombardo Center
Seven Hills, OH 44131
John S. Meany, Jr.                                  543,479(7)        8.08%
9200 S. Winchester Ave
Chicago, Illinois 60620
Robert J. Williams                                  466,937           6.96%
50 Midtown Park East
Mobile, AL 36606
Dimensional Fund Advisors                           359,575           5.36%
1299 Ocean Drive
Santa Monica, CA 90401

                                                   AMOUNT &
NAME AND ADDRESS OF                               NATURE OF
BENEFICIAL OWNERS                                 BENEFICIAL       PERCENT OF
AS OF MARCH 21, 2002                              OWNERSHIP       COMMON STOCK
--------------------                              ----------      ------------
Thomas N. Davidson                                  361,192(8)        5.38%
7 Sunrise Cay Drive
Key Largo, FL 33037
Carl H. Young III                                   351,866(9)        5.03%
11644 S. Hudson Ct
Tulsa, OK 74137

---------------

(1) Includes shares owned of record and beneficially by Fairway Inc. (150,750 shares) and Steeplechase Corp. (1,709,250 shares). Mr. Needler controls these corporations and serves as a Director and Chief Executive Officer of these corporations. Also includes 4,500 shares subject to issuance of stock options exercisable within 60 days hereof.

(2) Under the terms of the Stockholders' Agreement Mr. Needler has surrendered his right to vote or transfer the shares except in accordance with the Stockholders' Agreement.

(3) Mr. Needler is the President and Chief Executive Officer of Steeplechase
    Corp.

(4) Includes 520,148 shares owned of record by Amherst Tanti U.S. Inc. and 10,300 shares in a retirement fund. Also includes 2,339,028 shares for which Mr. Foley holds an irrevocable proxy pursuant to the Stockholders' Agreement. Also includes an option to purchase 82,460 shares prior to December 31, 2002 from another shareholder, and the right to vote those shares until the expiration or exercise of the option. Also includes an additional 150,300 shares for which he holds a proxy for election of directors favored by Mr. Foley at the 2002 Annual Shareholders Meeting.

(5) Amherst Tanti U.S. Inc. is owned by Mr. Foley and his wife. Mr. Foley serves as President of this corporation.

(6) Includes 301,666 shares subject to issuance upon the exercise of stock options exercisable within 60 days hereof. Also includes 11,000 shares owned by his wife, beneficial ownership of which is disclaimed.

(7) Includes 15,000 shares subject to issuance upon the exercise of stock options exercisable within 60 days hereof. Also includes 6,750 shares owned by his wife, beneficial ownership of which is disclaimed.

(8) Includes 1,500 shares subject to issuance upon the exercise of stock options exercisable with 60 days hereof.

(9) Includes 291,666 shares subject to issuance upon the exercise of stock options exercisable within 60 days hereof.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth, as of March 21, 2002, information concerning the number of shares of Common Stock beneficially owned by each director, each nominee for director, each named executive officer, and by all executive officers and directors as a group. The totals shown below for each person and for the group include shares held personally, shares held by immediate family members, and shares acquirable within sixty days of the date hereof by the exercise of stock options.

                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)

                                                       EXERCISABLE
                                        DIRECT           OPTIONS
      NAME OF BENEFICIAL OWNER         OWNERSHIP           (2)            TOTAL        PERCENT(3)
      ------------------------        -----------      -----------      ---------      ----------
Thomas N. Davidson                        359,692          1,500          361,192         5.38%
Kirk W. Foley                           3,126,804(4)           0        3,126,804        46.61%
James R. Malone                           257,481(5)     301,666          559,147         7.98%
Julie McGraw                                6,500         41,500           48,000            *
Joseph L. Najm                             22,000         10,000           32,000            *
John A. Pryor                               7,500              0            7,500            *
Murray Walker                             253,100(6)       9,000          262,100         3.90%
Ivan Winfield                              15,000(7)     115,000          130,000         1.91%
Carl H. Young III                          60,200(8)     291,666          351,866         5.03%
All Executive Officers and Directors
  as a Group                            4,679,631        879,498        5,559,129        73.27%

---------------

 (1) Each person has sole voting and investment power with respect to all shares shown except as indicated below.

 (2) Represents shares subject to stock options that are currently exercisable or become exercisable within 60 days hereof.

 (3) Unless otherwise indicated, the percentage of Common Stock owned is less than one percent of the Common Stock outstanding.

 (4) Includes 520,148 shares owned of record by Amherst Tanti U.S. Inc. and 10,300 shares in a retirement fund. Also includes 2,339,028 shares for which Mr. Foley holds an irrevocable proxy pursuant to the Agreement. Also includes an option to purchase 82,460 shares prior to December 31, 2002 from another shareholder, and the right to vote those shares until the expiration or exercise of the option. Also includes an additional 150,300 shares for which he holds a proxy for election of directors favored by Mr. Foley at the 2002 Annual Shareholders Meeting.

 (5) Includes 11,000 shares owned by his wife, beneficial ownership of which is disclaimed.

 (6) These shares are subject to the Stockholders' Agreement.

 (7) Includes 12,200 shares held in a retirement plan.

 (8) Mr. Young resigned as an executive officer effective March 1, 2002. As a result of his resignation and pursuant to a Termination Agreement and Release entered into with Mr. Young, all of his options became vested as of March 1, 2002. See "Termination Agreement and Release between the Company and Carl H. Young III" below.

                             EXECUTIVE COMPENSATION

INTRODUCTION

     The following table sets forth for each of the years 1999, 2000 and 2001 the respective amounts of compensation for the Chief Executive Officer and the most highly compensated executive officers of the Company as of September 30, 2001 whose compensation exceeded $100,000.

                                             ANNUAL COMPENSATION                    LONG TERM
                                     -----------------------------------     COMPENSATION AWARDS(4)
                                                            OTHER ANNUAL   ---------------------------
          NAME AND                                          COMPENSATION   RESTRICTED        STOCK        ALL OTHER
     PRINCIPAL POSITION       YEAR   SALARY(1)   BONUS(2)      ($)(3)      STOCK($)(5)   OPTIONS(#)(6)   COMPENSATION
     ------------------       ----   ---------   --------   ------------   -----------   -------------   ------------
James R. Malone (7)           2001   $343,986    $      0     $70,597        $     0        100,000        $28,300(8)
Chairman and Chief            2000   $340,225    $162,500     $50,000        $     0        235,000        $28,300(8)
Executive Officer             1999   $180,209    $      0     $50,000        $     0         66,666        $ 8,898(8)
Carl H. Young III(9)          2001   $260,540    $      0          --        $     0         50,000        $18,250(10)
President and                 2000   $259,000    $125,000          --        $     0        100,000        $15,500(11)
General Counsel               1999   $269,792    $      0          --        $     0         66,666        $13,000(12)
Joseph L. Najm(13)            2001   $132,392    $      0          --        $     0         50,000        $ 3,780(14)
Vice President-Operations     2000   $120,400    $139,036          --        $     0              0        $ 1,800(14)
                              1999   $ 67,542    $ 52,500          --        $13,750         10,000        $     0
Julie McGraw (15)             2001   $126,400    $      0          --        $     0         40,000        $ 3,425(14)
Vice President, Treasurer     2000   $122,975    $ 64,500          --        $     0         25,000        $ 1,725(14)
and Chief Financial Officer   1999   $103,542    $ 20,000          --        $11,250          7,500        $     0

---------------

 (1) Salary amounts include automobile allowance.

 (2) The amount paid in 1999 to Ms. McGraw is pursuant to a stay bonus arrangement. Amount paid to Mr. Najm in 1999 includes an employment bonus and a guaranteed incentive bonus. Amounts paid in 2000 were pursuant to the Company's incentive bonus plan for senior management, plus for Mr. Najm an additional bonus based on cost reductions at the Company's manufacturing facility. No incentive bonuses were paid in 2001.

 (3) No executive officer received perquisites or other benefits required to be disclosed under applicable regulations except for James R. Malone. He receives a lump sum payment to be spent in his discretion on such perquisites and benefits as he desires. The amount for 2001 also includes additional amounts for payment of taxes on certain perquisites.

 (4) The Company maintains plans under which stock options may be awarded. The Company does not, however, make "long term compensation awards" as that term is used in applicable SEC rules, because the amount of Company incentive awards is not measured by performance of the Company over longer than a one-year period.

 (5) Reflects the fair market value of grants of restricted stock on the dates of grant. Restricted stock awarded in 1999 to Mr. Najm vested in eight months. Restricted stock awarded in 1999 to Ms. McGraw vested in three approximately equal installments on the date of the award and on the first and second anniversary dates of the award. No dividends have been paid on the shares awarded in the above table because no dividends have been declared by the Company since those shares were awarded.

 (6) Reflects the number of shares of Common Stock of the Company covered by stock options granted during the year. No stock appreciation rights ("SAR"), either in conjunction with or separate from stock options, were granted to the named executives during the years shown.

 (7) Mr. Malone was elected as Chairman of the Company in 1996 and Chief Executive Officer in 1997.

 (8) Life insurance premium.

 (9) Mr. Young served as President from 1998 to September 2001. He previously served as Vice President-Administration or Executive Vice President from 1997 to 1998 and as Vice President from September 2001 through February 2002. He served as General Counsel from 1997 to 2002. He resigned as an executive officer effective March 1, 2002.

(10) Includes life insurance premium ($13,000) and matching contribution to the Company's Salary Deferral Plan ($5,250).

(11) Includes life insurance premium ($13,000) and matching contribution to the Company's Salary Deferral Plan ($2,500).

(12) Life Insurance Premium.

(13) Mr. Najm was elected Vice President-Operations in March 1999. From 1995 to 1999 he served as Vice President-Operations of The Kirby Company, a vacuum cleaner manufacturer.

(14) Matching contribution to the Company's Salary Deferral Plan.

(15) Ms. McGraw was elected Vice President in 1998 and Treasurer and Chief Financial Officer in 2000. She served as Controller and Chief Accounting Officer of the Company from 1998 to 2001, and as Assistant Controller of the Company from 1996 to 1998.

1992 OMNIBUS LONG-TERM COMPENSATION PLAN

     In 1992, the stockholders of the Company adopted the Omnibus Long-Term Compensation Plan (the "Plan"). The purpose of the Plan is to advance the long-term interests of the Company by motivating executive personnel by means of long-term stock based or derivative compensation, to align the interests of participants with those of the stockholders, and to permit the Company to attract and retain Directors and executive personnel.

     The Plan provides for the grant of the following types of awards: stock options, including incentive stock options; stock appreciation rights, in tandem with stock options or freestanding; common stock awards; phantom stock; restricted stock; and performance shares. Awards are determined by the Compensation Committee and approved by the Board of Directors.

     The following table sets forth information regarding options granted in 2001 to the named executive officers:

                                                                               POTENTIAL REALIZABLE
                                                                                 VALUE AT ASSUMED
                                                                                  ANNUAL RATES OF
                         NUMBER OF     PERCENT OF                                      STOCK
                         SECURITIES      TOTAL                                  PRICE APPRECIATION
                         UNDERLYING     OPTIONS                                   FOR OPTION TERM
                          OPTIONS      GRANTED TO    EXERCISE   EXPIRATION     ---------------------
         NAME             GRANTED      EMPLOYEES     PRICE(1)      DATE          5%($)      10%($)
         ----            ----------   ------------   --------  -------------   ---------   ---------
James R. Malone           100,000          18%       $1.15     July 25, 2006    $31,772     $70,209
Carl H. Young III          50,000           9%       $1.15     July 25, 2006    $15,886     $35,104
Joseph Najm                50,000           9%       $1.15     July 25, 2006    $15,886     $35,104
Julie McGraw               40,000           7%       $1.15     July 25, 2006    $12,709     $28,083

---------------

(1) The stock options issued in 2001 were valued at the closing price on date of grant.

     The following table sets forth information regarding stock options held at the end of the fiscal year by the named executive officers. There were no stock option exercises in 2001 by any named executive officer.

                                           NUMBER OF SHARES OF
                                         COMMON STOCK UNDERLYING           VALUE OF UNEXERCISED
                                          UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                          SEPTEMBER 30, 2001(1)           SEPTEMBER 30, 2001(2)
                                       ----------------------------    ----------------------------
                NAME                   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                ----                   -----------    -------------    -----------    -------------
James R. Malone                          301,666         175,000           $0              $0
Carl H. Young, III                       166,666         125,000           $0              $0
Joseph L. Najm                             6,666          53,334           $0              $0
Julie McGraw                              39,000          42,500           $0              $0

---------------

(1) There were no SARs outstanding at September 30, 2001 and none were granted during the year.

(2) The "value of unexercised in-the-money options at September 30, 2001" was calculated by determining the difference between the fair market value of the underlying shares of Common Stock at September 30, 2000 ($1.01 per share) and the exercise price of the option. An option is "in-the-money" when the fair market value of the underlying shares of Common Stock exceeds the exercise price of the option. None of the options held by the named executive officers were "in the money" on September 30, 2001.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has entered into employment agreements with the named executive officers under which they are to receive one year's salary in the event of termination of employment without cause. Certain executives of the Company, including the named executive officers, also have agreements which provide that in the event of termination of employment without cause (other than for death or disability, or voluntary termination by the employee) in the twelve months following a change in control (as defined in the agreement), the executives are to receive compensation equal to a certain number of months of salary. In the case of Mr. Malone, this compensation is equal to two years' base salary. In the case of Ms. McGraw and Mr. Najm, this compensation is equal to one years' base salary.

TERMINATION AGREEMENT AND RELEASE BETWEEN THE COMPANY AND CARL H. YOUNG III

     On February 14, 2002 the Company and Carl H. Young III entered into a Termination Agreement and Release pursuant to which Mr. Young's employment agreement was terminated. In consideration of the termination and Mr. Young's resignation, the Company agreed to pay Mr. Young $100,000, less applicable payroll deductions, over a twelve month period in accordance with the Company's normal payroll practices applicable to Mr. Young's 2001 salary. The Company also agreed to maintain Mr. Young's medical and dental benefits and life insurance policy until February 28, 2003, at the Company's expense. Thereafter, Mr. Young will be entitled to elect to continue the medical and dental benefits for up to eighteen months pursuant to COBRA. Finally, the Company agreed that all stock options granted to Mr. Young which had not vested as of March 1, 2002 would become vested as of that date.

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is responsible for recommending to the Board of Directors the compensation of executive officers and key employees of the Company. In 2001 the Compensation Committee was composed of Robert J. Abrahams (Chairman), Thomas N. Davidson and John S. Meany, Jr.

     The Compensation Committee annually reviews compensation of the Chief Executive Officer, other executive officers and key employees of the Company. The Compensation Committee meets at least annually to monitor performance and fix awards based on performance standards and to review compensation decisions. The Committee's policy in evaluating and compensating executive officers and key employees is to consider the performance of the Company as a whole and the individual's contribution toward the Company's attainment of established Company and individual goals. Factors considered in evaluating performance are both subjective (such as the individual's performance and development) and objective (such as the attainment of specified financial goals).

     The composition of compensation varies broadly among executive officers and key employees of the Company based on their responsibilities. Generally, base salary is targeted at competitive rates believed by the Committee members to be necessary in their experience to retain qualified personnel. The Company maintains an Incentive Bonus Plan under which participating employees may be eligible for a bonus if the Company meets certain financial targets, which are established annually by the Compensation Committee. For 2001, maximum bonus payable to an individual was a percentage of base salary ranging from 10% to 50%. No bonuses were paid in 2001 because the Company's earnings before interest, taxes, depreciation and amortization (EBITDA) did not meet a specified minimum target. From time to time, the Company engages outside compensation consultants to provide information and advice about competitive levels of compensation and particular compensation techniques.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Malone's base salary in 2001 was set by the Compensation Committee at $325,000 per year, an amount which the Committee believes is competitive with other consumer goods companies of similar size. Effective October 1, 2001, Mr. Malone reduced his involvement with the Company while retaining his titles of Chairman and Chief Executive Officer. Accordingly, his annual compensation was reduced to $200,000. Mr. Malone receives other benefits available generally to all executives and was also given a lump sum payment of $50,000 to be spent in his discretion for other benefits. The Company also paid life insurance premiums for Mr. Malone, and an additional amount to cover income taxes due on such benefits provided to him.
                         For the Compensation Committee

                                      Robert J. Abrahams
                                      Thomas N. Davidson
                                      John S. Meany, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Robert J. Abrahams, Thomas N. Davidson and John S. Meany, Jr. served as members of the Compensation Committee in 2001. Robert J. Abrahams provided consulting services to the Company relating to retail financing programs for the Company's distributors worldwide. He received $50,000 for these services in fiscal 2001. John S. Meany, Jr. served as the Company's Corporate Secretary and as administrator of the Company's Profit Sharing Plan. He received $70,000 for these services in fiscal 2001. He was an executive officer of the Company from 1983 to 1991, and was elected an executive officer of the Company effective March 1, 2002.

                            PERFORMANCE COMPARISONS

     The following chart compares the cumulative shareholder return of the Company for the five years ended September 30, 2001 to the NASDAQ National Market Composite Index and a Company-determined peer group. The Company's Common Stock is traded on the OTC Bulletin Board. The chart assumes the investment of $100 on September 30, 1996 and the immediate reinvestment of all dividends. The companies making up the peer group are in industries believed to be comparable to the Company.

                                    [GRAPH]

                          1996       1997       1998       1999       2000       2001
                         -------    -------    -------    -------    -------    -------
HMI Industries Inc. ...  $100.00    $ 77.78    $ 25.93    $ 25.93    $ 16.67    $ 10.37
Peer Group.............  $100.00    $141.89    $ 84.44    $166.02    $151.47    $ 89.94
NASDAQ Market Index....  $100.00    $135.92    $141.25    $228.51    $312.59    $128.07

     The peer group companies include companies believed to be in similar lines of business as the Company. The companies in the peer group are Applica Incorporated, National Presto Industries, Inc., Royal Appliance Mfg. Co. and Salton, Inc. Some of the Company's direct competitors are divisions of larger corporations, privately held corporations or foreign corporations and are not included in the peer comparisons since the pertinent information is not available to the public.

                              RELATED TRANSACTIONS

     During 2001 the Company provided a marketing allowance of $6,667 monthly to Filter Queen of Canada, the Company's importer in Canada, by way of credit memos against the account receivable balance. Filter Queen of Canada paid a consulting fee in a like amount to Barry L. Needler, a beneficial owner of 5% of the Company's Common Stock and a former director of the Company, for consulting services. This arrangement ended in December 2001.

     Pursuant to a separate letter agreement dated February 14, 2002 the Company agreed to reimburse Mr. Foley in the amount of $80,000 for a portion of the legal expenses incurred in his capacity as Designated Agent in connection with the Stockholders' Agreement and the filing of the Schedule 13D.

     During 2001 the Company had an agreement with John Meany, a beneficial owner of 5% of the Company's Common Stock and a former Director of the Company, to act as administrator of the Company's Profit Sharing Plan and to act as corporate Secretary of the Company and to oversee the functions of the corporate Secretary's office. Mr. Meany received a total of $70,000 in 2001 under this agreement.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers, directors and owners of more than 10% of the Company's common stock file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission and to furnish the Company with a copy of all such reports they file. Specific due dates have been established and the Company is required to disclose any failure to file the reports by the due dates. Based solely on a review of the copies of such forms the Company has received, the Company believes that all of its executive officers, directors and 10% stockholders complied with all filing requirements applicable to them with respect to transactions occurring during the fiscal year ended September 30, 2001.

                           PROPOSALS OF STOCKHOLDERS

     Any proposal which a stockholder intends to present at the annual meeting of stockholders to be held in the year 2003 and wishes to include in the proxy statement must be received by the Secretary of the Company at its executive offices at Genesis Office Building, 6000 Lombardo Center, Seven Hills, Ohio 44131 no later than November 27, 2002. If the Company does not receive notice of a stockholder proposal by February 10, 2003, then the proxies held by management may provide the discretion to vote against such proposals. All proposals submitted must be accompanied by the name, address, telephone number and number of shares owned by the proposing stockholder. If the proposing stockholder is not a shareholder of record, proof of beneficial ownership must be submitted. All proposals must be a proper subject for action by shareholders and must comply with the rules of the Securities and Exchange Commission.

                     OTHER MATTERS; SOLICITATION OF PROXIES

     As of the time of preparation of this proxy statement, the Board of Directors knows of no matters other than those described herein. However, if any other matter properly comes before the meeting or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

     Costs of solicitation will be borne by the Company. Solicitation will be by mail, except for any incidental personal solicitation made by directors, officers and regular employees of the Company.

                                        By Order of the Board of Directors

                                        /s/ John S. Meany, Jr.
                                        John S. Meany, Jr.
                                        Secretary

March 27, 2002
Seven Hills, Ohio

                              HMI INDUSTRIES INC.

     GENESIS OFFICE BUILDING, 6000 LOMBARDO CENTER, SEVEN HILLS, OHIO 44131

                 ANNUAL MEETING OF STOCKHOLDERS, APRIL 25, 2002
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints James R. Malone, John S. Meany, Jr. and John
A. Pryor or any of them, each with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of shares that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of HMI Industries Inc., to be held at the Genesis Office Building, 6000 Lombardo Center, Seven Hills, OH 44131 on Thursday, April 25, 2002, at 10:00 A.M. Eastern Daylight Time, and at any adjournment or postponement thereof upon the matters set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as follows:

1. Election of Directors      [ ] FOR all nominees listed below              [ ] WITHHOLD AUTHORITY
                               (except as noted to the contrary below)        to vote for all nominees listed below

  NOMINEES: Thomas N. Davidson, Kirk W. Foley, James R. Malone, John A. Pryor,
            Murray Walker, Ivan Winfield

  INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                THAT NOMINEE'S NAME ON THE FOLLOWING LINE:

--------------------------------------------------------------------------------

2. Ratification of the selection of PricewaterhouseCoopers LLP as auditors of the Company for the fiscal year 2002.

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN
3. In their discretion, the Proxies are authorized to vote upon all other matters properly brought before the meeting.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED IN THE SPACE PROVIDED. TO THE EXTENT NO DIRECTIONS ARE GIVEN, THEY WILL BE VOTED FOR THE ELECTION OF ANY OR ALL OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

      Dated
---------------------------- 2002
                                                --------------------------------

                                                           Signature

                                                --------------------------------
                                                  Signature (if jointly held)

                                                Where stock is registered
                                                jointly in the names of two or
                                                more persons, all should sign.
                                                Signature should correspond
                                                exactly with the name on the
                                                stock certificate. Persons
                                                signing in a representative
                                                capacity should indicate that
                                                capacity.
                                                     I DO [ ]    DO NOT [ ]
                                                       PLAN TO ATTEND THE
                                                   ANNUAL MEETING IN PERSON.

                                   Proxy Card